Exhibit (p)(2)

Code of Ethics - Advisor

U.S. Bancorp Asset Management, Inc.

First American Funds

Effective: 1/24/2020

TABLE OF CONTENTS:

1.	REGULATORY HIGHLIGHTS

2.	POLICY STATEMENT

3.	INSIDER TRADING

4.	SAFEGUARDING CLIENT AND FUND SHAREHOLDER INFORMATION

5.	OUTSIDE ACTIVITIES

6.	GIFTS AND ENTERTAINMENT

7.	PERSONAL TRADING

8.	PERSONAL TRADING REPORTING

9.	WHISTLEBLOWING

10.	COMPLIANCE CONTROLS

11.	VIOLATIONS AND SANCTIONS

12.	POLICY SPECIFIC TERMS

13.	GLOSSARY OF FUND AND ADVISOR STANDARD TERMS

14.	EXHIBITS

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1.	REGULATORY HIGHLIGHTS:

The Advisers Act Rule 204A-1 requires an SEC-registered investment adviser to have a code of ethics to set forth the standards of business conduct expected of all persons to whom the code of ethics applies. The code of ethics must address personal securities trading, required reporting provisions, compliance with applicable Federal Securities Laws, how violations are reported to the CCO, and any potential sanctions for violations of the code of ethics.

The Company Act Rule 17j-1, similar to Rule 204A-1, requires investment advisers to adopt a written code of ethics that prohibits unlawful actions by Access Persons including engaging in fraud in connection with personal transactions in securities held or to be acquired by an investment company. Rule 17j-1 requires Access Persons to seek pre-approval to acquire investments in initial public offerings and in limited offerings. The rule requires Access Persons to report information regarding personal securities transactions; requires the investment adviser to provide the Fund’s board of directors with a written report regarding compliance with its code of ethics; and imposes report review and recordkeeping requirements.

The Exchange Act Rules 10b5 and 10b5-1 prohibit any act or omission resulting in fraud or deceit in connection with the purchase or sale of any securities and requires policies and procedures to prevent the misuse of Material Non-Public Information.

The Sarbanes Oxley Act of 2002, Section 406 requires the Funds, as an issuer of securities, to disclose in their Form N-CSR filing whether or not, and if not, the reason therefore, such issuer has adopted a code of ethics applicable to its senior financial officers (i.e., Fund president, Fund treasurer and Fund assistant treasurer).

2.	POLICY STATEMENT:

The Code of Ethics – Advisor Policy (the “Code”) applies to all Access Persons except where specifically noted. The Code has been adopted by USBAM and the Board, and is administered by the Compliance Department. Compliance has implemented iTrade and CTI Examiner systems to assist in the monitoring, reporting and certification processes.

As an investment advisor, Client trust is our most valuable asset. Our success largely depends on the degree of trust our Clients bestow upon us. All of us at USBAM are responsible for maintaining that trust and must conduct ourselves with the highest ethical standards. We must always place the interests of Clients ahead of our own and avoid actual and perceived Conflicts of Interest. It is not enough for us to simply comply with the letter of the law; we must observe exemplary standards of honesty and integrity above and beyond the minimal legal requirements. To that end, we have adopted this Code to help guide our conduct.

The Code does not attempt to identify all possible Conflicts of Interest. Literal compliance with the Code will not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to Clients. Access Persons are encouraged to seek clarification of, and discuss questions about, potential Conflicts of Interest with Compliance.

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In addition to this Code, Employees are subject to the U.S. Bancorp Code of Ethics and Business Conduct. If an Employee believes compliance with the Code and the U.S. Bancorp Code of Ethics and Business Conduct imposes conflicting obligations on the Employee, contact Compliance immediately (Exhibit 1).

Exceptions to the Code. An exception to the Code may be granted under very limited circumstances. The exception must be authorized by the CCO and a copy of the exception will be retained by Compliance.

Should the CCO amend the Code or grant an exception to exempt the Funds’ senior financial officers (i.e., Fund president, Fund treasurer and Fund assistant treasurer) of any provisions of the Code that relate to the written standards set forth in Rule 17j-1(b), Compliance will notify USBAM Fund Administration to disclose the nature of the exception, the name of the person to whom the exception was granted and the date of the exception in the next subsequent filing of Form N-CSR on behalf of the Funds.

The CCO has the authority, at any time, to impose additional requirements or restrictions as he or she determines appropriate or necessary. Any exception, and any additional requirement or restriction, may be withdrawn by the CCO at any time.

Violations of the Code. Failure of Access Persons to comply with the Code and/or Federal Securities Laws may lead to disciplinary action resulting in one or more of the following:

●	Oral reprimand

●	Letter of censure

●	Disgorgement of profits or fines

●	Termination of personal trading privileges

●	Reduction in salary or position

●	Suspension without pay

●	Termination of employment

●	Referral to appropriate government agency

●	Civil and/or criminal penalties from government agencies including FINRA (for licensed individuals) and the SEC. This could include fines, suspension from the industry and/or imprisonment.

Violators will be required to pay any remuneration resulting from a Code violation by his/her Immediate Family Members.

Sanctions imposed under this Code do not preclude additional sanctions being imposed by the Board and cannot be deemed as a waiver of rights by any Client or Fund shareholder.

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3.	INSIDER TRADING:

Insider trading is the illegal practice of trading or recommending the trading of any security based on Material Non-Public Information. Access Persons shall not employ any device, scheme or artifice to defraud; make any untrue statement of a material fact or omit a material fact necessary in order to make the statement, in light of the circumstances under which it was made, not misleading; engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or engage in any manipulative practice.

Access Persons may not attempt to force or prompt a Client, potential Client or affiliate to disclose Material Non-Public Information.

Types of Insider Information. The following are some types of information related to an issuer of securities that may be considered Material Non-Public Information until publicly disclosed:

●	Changes in Control or in management

●	Earnings information, including new or changed earnings estimates

●	Events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of investors, changes in debt ratings, advanced re-fundings, public or private sales of additional securities, including private investments in public entities)

●	Major litigation

●	Mergers, acquisitions, tender offers, joint ventures or changes in assets

●	New products, discoveries or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract)

Receipt of Insider Information. Access Persons may, depending on the circumstances, also become “insiders” or “tippees” when they obtain Material Non-Public Information through “tips” from “insiders,” consultants, research providers, broker-dealer personnel, family members or from business or social situations. In these scenarios, Access Persons who receive such information must treat the information as Material Non-Public Information and must fully comply with these procedures to prevent the misuse of that information. Under such circumstances Access Persons must immediately contact the CCO.

It is critical that Material Non-Public Information possessed by Access Persons is not used in conjunction with the purchase or sale of personal or Client Securities, not revealed to inappropriate persons, and not used improperly.

If there is ever a question with respect to whether information is considered Material Non-Public Information, Access Persons are expected to contact the CCO.

Confidentiality of Insider Information. Just as Access Persons are prohibited from trading while in possession of Material Non-Public Information, they are likewise required to maintain the confidentiality of such information and not intentionally or inadvertently disclose, or “tip,” that information to others.

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The prohibition against intentional or inadvertent disclosure or misuse of Material Non-Public Information applies to Access Persons no matter how the information is obtained.

Insider Information about U.S. Bancorp. Access Persons are “insiders” when they possess Material Non-Public Information about the business or activities of U.S. Bancorp (such as unannounced results of operations, the proposed issuance of U.S. Bancorp securities or other major developments or transactions by U.S. Bancorp or its affiliates) that, when publicly disclosed, may affect the market values of U.S. Bancorp securities or securities of other companies. Access Persons who possess “inside” information about U.S. Bancorp must comply with the requirements stated above regarding Material Non-Public Information.

Creditors’ Committees. Access Persons may serve on an insolvent issuer’s creditors’ committee, which provides USBAM with access to Material Non-Public Information (e.g., internal financial projections, validity of claims, likelihood of reorganization, etc.). In such situations, the Access Person must notify the CCO and obtain approval prior to participating on the committee.

4.	SAFEGUARDING CLIENT OR FUND SHAREHOLDER INFORMATION:

Certain information about our Clients (including former Clients) or Fund shareholders is confidential. An Access Person is permitted to disclose certain confidential Client or Fund shareholder information only to those with a business need or right to know such information.

Confidential Client or Fund Shareholder Information. This information may include name, tax identification/social security number, account information including the amount and composition of investments, information regarding USBAM’s investment recommendations and pending or completed transactions.

Guidelines for Disclosure of Confidential Client or Fund Shareholder Information. Client contractual agreements, the Funds’ Prospectuses and Statement of Additional Information and USBAM policies may restrict who and/or how confidential information may be disclosed. Before such information is shared, verify that contractual or policy restrictions do not exist. USBAM will typically provide confidential Client or Fund shareholder information when necessary to service specific accounts, as required by regulatory authorities or law enforcement officials who have jurisdiction over USBAM, or as otherwise required by any applicable laws.

Responsibility Regarding Confidential Client or Fund Shareholder Information. Access Persons are prohibited, both during and after the termination of their employment or contract with USBAM, from directly or indirectly disclosing confidential Client and Fund shareholder information to any person or entity outside USBAM, including family members or affiliates of USBAM, except under the circumstances described above.

Access Persons are also prohibited from using confidential Client or Fund shareholder information for their own personal benefit or the benefit of any third party. In addition, Access Persons are prohibited from making unauthorized copies of any documents or files containing confidential Client or Fund shareholder information.

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Securing Confidential Client or Fund Shareholder Information. Access to confidential Client or Fund shareholder information should be restricted to those with a business need or right to know such information. Access Persons who have access to confidential Client and Fund shareholder information are required to keep such information secure. Unauthorized access to confidential Client or Fund shareholder information must be reported immediately to the Access Person’s supervisor.

5.	OUTSIDE ACTIVITIES: (This section applies to Employees only)

Certain types of outside activities may cause a Conflict of Interest or the appearance of a Conflict of Interest or interfere with the Employees duties and responsibilities at USBAM or potentially impact USBAM’s reputation. While there is no absolute prohibition on an Employee participating in outside activities, certain outside activities may require Compliance to impose specific conditions, limitations or prohibitions on an Employee’s employment, board membership, political position, or other activity.

Disclosure of Outside Activities. Employees must promptly disclose any outside activity or family member relationship that may present a potential Conflict of Interest, an actual Conflict of Interest, or the appearance of a Conflict of Interest.

Examples of Employee outside activities that may require disclosure include, but aren’t limited to, the following:

●	Having any paid position outside of USBAM

●	Holding an elected or appointed position with a state or local government

●	Participating in an investment club

●	Serving as treasurer for a profit or non-profit organization

●	Serving on a co-op or home owners association board or committee

●	Serving on an investment/finance committee for an organization

●	Serving on the board or operation/leadership committee of an organization

Examples of family member relationships that may require disclosure include, but aren’t limited to, when family members participate in the following:

●	Employed as a portfolio manager or trader at another financial institution

●	Employed by a Client

●	Employed by a Government Entity

●	Holding an elected or appointed position with a state or local government

●	Serving as treasurer for a profit or non-profit organization

●	Serving on an investment/finance committee for an organization

●	Serving on the board or operation/leadership committee of an organization

Compliance will evaluate Employee and family member relationship disclosures to determine if the disclosed activity or relationship could create a Conflict of Interest with Clients and if additional approval, disclosure or reporting is required.

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Outside Activities for Compensation. If an Employee receives compensation from an outside financial services organization for any reason, written approval from the Employee’s supervisor and the CCO is required.

Investment Advice to Others. Employees may not provide investment advice to anyone, except as required by their USBAM position, without prior written authorization from the CCO.

Serving as a Director of a Public Company. Access Persons are prohibited from serving as a member of the board of directors (or other advisory board) of any publicly traded company without prior authorization by the CCO and the Funds’ Board. Authorization will only be given if both the Funds’ Board and the CCO determine that service on a board of directors presents a limited potential for any Conflict of Interest. In addition, U.S. Bancorp places additional limitations on service on a board of directors. For additional information, see the U.S. Bancorp Code of Ethics and Business Conduct or contact the appropriate Compliance person (Exhibit 1).

6.	GIFTS AND ENTERTAINMENT: (This section applies to Employees only)

Generally, Employees must not solicit, allow themselves to be solicited, or accept gifts, entertainment, or other gratuities intended to or appearing to influence decisions or favors toward USBAM’s business to or from any Client, potential Client, USBAM vendor or potential vendor.

The giving or receiving of personal gifts and entertainment should be limited to commonly recognized events or occasions, such as promotions, new jobs, weddings, retirement, holidays or birthdays.

Gifts. A gift includes any item, event, meal or activity given or received where the providing person does not attend the event, meal or activity.

Gift Limit. Employees may not give or receive individual gifts with a value exceeding $100 to/from any entity or individual in aggregate, over one calendar year.

Employees may retain a gift above $100 in value if the gift is shared among Employees and the full value of the gift is reported, noting that it was shared with Employees.

In isolated circumstances, when a gift is received with a value of more than $100 and returning the gift would offend the giver, the Employee may request an exception to the Code from the CCO. If the exception is not granted, the gift will need to be returned. If the exception is granted, the Employee must:

●	Obtain written consent of the exception from the CCO

●	Disgorge the value above $100 via a check made out to USBAM, who will then donate it to charity

●	Report the total value of the gift, with explanation of the exception, and amount disgorged

Gift Cards. Gift cards and gift certificates given or received to a specific establishment are limited to a $25 maximum. Cash gift cards, such as Visa or American Express, are prohibited.

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Gift Reporting. Gifts given or received with a value of more than $30 must be reported no later than 30 days following the end of the quarter in which the gift was given or received. Gifts received may be shared among Employees and not reported if it has a value less than $100.

Gift Drawings/Prizes. When representing USBAM, an Employee may participate in random drawings or events where prizes have a value above $100 or above the $25 gift card limit provided there was no bias to the drawing or event

A non-FINRA registered Employee may accept a prize with the value above $100 or above the $25 gift card limit. As soon as practical, the Employee will email USBAM.Code.of.Ethics@usbank.com and the CCO information regarding the value and a description of the prize. Compliance will determine if any disgorgement of the amount above the acceptable level is required. The Employee still has the requirement to report the entire value of the prize no later than 30 days following the end of the quarter in which the prize was received.

Under no circumstances is a FINRA registered Employee allowed to accept a prize in random drawings or events with a value above $100 or above the $25 gift card limit.

Gifts to Government Officials. Employees may not give or receive any gift to a Government Official no matter the value.

Entertainment. Entertainment includes any event, meal or activity that is attended by a person offering such entertainment. This also includes instances where an Employee is offering the event, meal or activity on behalf of a current or prospective Client, an affiliate or a vendor.

Employees may give or receive reasonable business entertainment if the Client, potential Client, USBAM vendor or potential vendor is physically present at the business meal or entertainment. If the person (or entity) paying for the entertainment does not have a representative in attendance, the event no longer qualifies as entertainment and must be reported as a gift.

Entertainment Reporting. Entertainment given or received that has a value exceeding $100 per person must be reported no later than 30 days following the end of the quarter in which the entertainment occurred. If multiple Employees received the entertainment, each Employee must individually report the event and include the names of everyone that attended the event.

If USBAM provided the entertainment, the Employee who paid for the entertainment reports the total amount paid, indicates if there were multiple Employee attendees and lists the names of all attendees. Entertainment reporting by the other Employees in attendance is not required.

Entertainment to Government Officials. Employees may not accept or provide any entertainment to a Government Official no matter the value.

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7.	PERSONAL TRADING:

As an Access Person, the ability to conduct personal trading is a privilege, not a right. At USBAM we must put our Clients’ interests first.

Reportable Accounts. Access Persons are required to report any account holding Securities in which they have a beneficial interest, such as direct or indirect financial interest or direct or indirect control. In addition, Access Persons should consider themselves to have beneficial interest of any account held by Immediate Family Members or other persons by reason of any contract, arrangement, understanding or relationship that provides them with sole or shared voting or investment power over that account. Reportable Accounts include but are not limited to trust accounts, accounts with Securities pledged as collateral for a loan, and general or limited partnerships.

Duplicate Broker Confirmations. Compliance must receive a duplicate copy of all transaction confirmations generated for Reportable Accounts.

Discretionary Accounts. Reportable Accounts where full investment authority has been granted to a third party via a contract or agreement between the Access Person and such third party do not require pre-clearance or reporting of transactions and are exempt from Blackout Periods. Discretionary Accounts require the following:

●	Access Person provides a signed and executed copy of the Discretionary Account agreement to Compliance.

●	Annually, the third party discretionary provider is required to certify that the account owner exercised no discretion over the account at any point during the year.

Approved Brokers. USBAM requires Access Persons to effect transactions through Reportable Accounts maintained at the following approved brokers:

●	E*Trade

●	Fidelity Investments

●	Merrill Lynch

●	Morgan Stanley limited purpose U.S. Bancorp Stock Plan account for the holding of granted U.S. Bancorp vested stock

●	Schwab

●	TD Ameritrade

●	UBS Financial Services

●	U.S. Bancorp Investments

●	U.S. Bancorp Private Client Group

Non-Approved Brokers. To maintain Reportable Accounts at non-approved brokers, Access Persons are required to obtain an exception from the CCO except for accounts listed below:

●	Automatic Investment Plans

●	Immediate Family Members’ employer-sponsored plans that are self-directed and/or holding company stock

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●	Previous employer-sponsored plans that are self-directed and/or holding company stock

Pre-Clearance of Transactions. All personal Securities transactions must be cleared in advance by Compliance unless specifically excepted from this requirement (see “Pre-Clearance Exceptions” below). When in doubt as to whether a transaction requires pre-clearance, Access Persons should pre-clear the transaction or seek clarification from Compliance before placing a trade.

Initial public offerings and private placement transactions require additional Compliance review prior to receiving pre-clearance approval. Therefore, Access Persons who wish to pre-clear such transactions must first provide the prospectus to USBAM.Code.Of.Ethics@usbank.com for review. Compliance will consider, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Access Person due to his or her relationship to USBAM or any fund sponsored or advised by USBAM.

Pre-Clearance Approval. Approved transactions, except those involving initial public offerings and private placements, must be executed by the close of the New York Stock Exchange the same day approval is given. If a transaction is not executed that day, pre-clearance must be requested again prior to trade execution.

Pre-Clearance Exceptions. Certain Security transactions are not subject to pre-clearance requirements:

Purchases in:

●	Automatic Investment Plans

●	Employer’s stock under an employer-sponsored plan (including the employer of a spouse)

Transactions in:

●	Common/collective trust funds

●	Derivative Securities linked to physical commodities, such as exchange-trade futures contracts on physical commodities, options on such contracts and over-the-counter derivatives related to physical commodities

●	Discretionary Accounts

●	Exempt Securities (including shares of open-end funds)

●	Granted U.S. Bancorp stock and stock options held in U.S. Bancorp Stock Plan brokerage accounts at Fidelity and Morgan Stanley

●	Rights acquired as the result of an exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired from the issuer; and any sales of these rights

●	Securities that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls, non-volitional sales from a margin account pursuant to a bona fide margin call; and purchases or sales as part of divorce settlement or decree

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Blackout Periods. Access Persons may not buy or sell any Security on the same business day as any Client.

If a Client trade takes place the same business day an Access Person has traded in the Security, Compliance will send the Access Person a form asking if the Access Person had any knowledge of the Client trade to help detect front running. Once the Access Person has completed and returned the form, Compliance will determine if further action is necessary.

Blackout Period Exceptions. Certain Security transactions are not subject to a Blackout Period:

Purchases in:

●	Automatic Investment Plans

●	Employer’s stock under an employer-sponsored plan (including the employer of a spouse)

Transactions in:

●	Common/collective trust funds

●	Derivative Securities linked to physical commodities, such as exchange-trade futures contracts on physical commodities, options on such contracts and over-the-counter derivatives related to physical commodities

●	Discretionary Accounts

●	Exempt Securities

●	Rights acquired as the result of an exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired from the issuer; and any sales of these rights

●	Securities that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls, non-volitional sales from a margin account pursuant to a bona fide margin call; and purchases or sales as part of divorce settlement or decree

●	Securities of issuers included in the Russell 1000 stocks by Access Persons in amounts less than $10,000 in any single trading day

●	Securities of issuers included in the S&P 100

●	Securities of issuers included in the S&P 500 stocks by Access Persons in amounts less than $25,000 in any single trading day

●	Securities whose performance are directly tied to a broad-based, publicly traded market basket or index of stocks (e.g., SPDRS, QQQ, Diamonds)

Prohibited Transactions. An Access Person cannot transact in a Security if the Security is on a restricted list which includes publicly traded securities for which a Client is the issuer.

Any exceptions to this must be approved by the CCO and USBAM’s Chief Investment Officer.

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8.	PERSONAL TRADING REPORTING:

To ensure that the provisions of the Code regarding personal trading are being observed, each Access Person is required to make the following disclosures:

Initial Hire Reporting. The following information is required to be provided to Compliance, in writing, within 10 calendar days of initial hire date.

●	Code of Ethics Certification – Access Persons must sign a certification indicating they have read, understand and will comply with the Code.

●	Accounts Disclosure – Access Persons must disclose all Reportable Accounts.

●	Holdings Disclosure – Access Persons must disclose all holdings of Securities within Reportable Accounts to Compliance. Rule 204A-1 requires that these holdings must be current as of a date no more than 45 days prior to initial hire date. Please note Exempt Securities do not need to be disclosed.

●	Roommate Disclosure – Access Persons must disclose if living in the same household with a non-spouse adult who is not an Immediate Family Member.

Quarterly Reporting. The following information is required to be provided to Compliance, through the iTrade system, within 30 calendar days after quarter end.

●	Code of Ethics Certification - Access Persons must certify they have read, understood and complied with the Code. In addition, Access Persons certify they have reported all Material Non-Public Information that has come into their possession and have not shared such information with any other person or acted on such information.

●	Reportable Account Certification - Access Persons must certify that all Reportable Accounts have been reported.

●	Transaction Certification - Access Persons must certify that all reportable Securities transactions in Reportable Accounts have been reported. This includes certain Securities transactions that do not require pre-clearance or are exempt from Blackout Periods but do require reporting.

Annual Reporting. The following information is required to be provided to Compliance within 45 calendar days after year-end.

●	Holdings Certification – Access Persons must certify, through the iTrade system, that the record of holdings as of year-end, other than holdings in Exempt Securities, is complete and accurate. If the record of holdings is incorrect, the Access Person must update the holdings information prior to certification.

●	Discretionary Account Certification – Access Persons with Discretionary Accounts must complete the U.S. Bancorp Asset Management, Inc. Annual Discretionary Account Third Party Certification and provide year-end statements for each Discretionary Account.

●	Roommate Disclosure Certification – Access Persons with a non-spouse adult, who is not an Immediate Family Member, living in the same household must certify to the following:

o	Access Person has not and will not disclose information to the roommate about any Security transactions executed or under consideration for execution on behalf of Clients.

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o	Access Person is not aware of any inadvertent disclosure to the roommate of Security transactions described above.

o	If the Access Person is aware of any Security transactions executed by the roommate as a result of intentional or inadvertent disclosure of Security transactions described above it will be immediately reported to the CCO.

If an Access Person is on leave during any certification period and unable to certify, they will be required to complete the certifications upon their return.

9.	WHISTLEBLOWING:

USBAM is committed to high standards of ethical, moral and legal business conduct and expects all Access Persons to report suspected violations or concerns regarding compliance with laws, regulations or the Code, or suspected wrongdoings that could harm the reputation of the Advisor and/or the Funds.

Reporting. USBAM encourages Access Persons to raise concerns within the organization regarding actual or suspected wrongful conduct engaged in by an Access Person, third party service provider or vendor. Access Persons who are aware of, or have reason to suspect, wrongful conduct are asked to report the conduct either verbally or in writing to any of the following:

●	Immediate supervisor or other USBAM senior manager

●	USBAM Chief Executive Officer

●	USBAM Chief Counsel

●	CCO

●	U.S. Bank Ethics Line at 866-ETHICS4 (866-384-4274) or use the Ethics Line Web Form

●	SEC (https://www.sec.gov/about/offices/owb/owb-tips.shtml)

Confidentiality will be maintained to the extent possible, regardless of the method used to report possible unethical conduct. All questions or concerns will be handled discreetly and thoroughly. Anonymous reports may be mailed along with a description of the suspected violation or other complaint or concern to:

Ruth Mayr, Chief Compliance Officer

800 Nicollet Mall, BC-MN-H04N

Minneapolis, MN 55402

Prompt disclosure of suspected violations to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution.

Response. USBAM will take whatever action is necessary and appropriate to address allegations of activity that may be considered fraudulent or illegal in nature, or could potentially damage the reputation of the Advisor or the Funds.

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The CCO will work with Legal, appropriate USBAM senior leaders and in certain instances U.S. Bank Human Resources to recommend and implement the appropriate disciplinary action depending upon the severity of the violation.

The Funds’ Board and/or Audit Committee may receive information on each report of concern and follow-up information on actions taken. The SEC and/or other regulators may be notified.

Retaliation. No Access Person who makes a good faith report of suspected or actual misconduct will suffer harassment, retaliation or adverse employment consequences. Any person who retaliates against any Access Person who makes a good faith report is subject to discipline up to and including termination.

Individuals who have made a good faith allegation and feel they have suffered harassment, retaliation or adverse employment consequences are encouraged to contact any of the following:

●	Immediate supervisor or other USBAM senior manager

●	USBAM Chief Executive Officer

●	USBAM Chief Counsel

●	CCO

●	U.S. Bank Human Resources

●	SEC (https://www.sec.gov/about/offices/owb/owb-tips.shtml)

10.	COMPLIANCE CONTROLS:

Preventative Control Procedures:

●	Access Persons are required to attend training on the Code at least annually.

●	Newly hired Access Persons are required to attend training on the Code within a reasonable period of time after their start date.

●	Compliance will add Securities to the restricted list when an Access Person is in receipt of Material Non-Public Information.

●	Compliance will monitor initial hire reporting, quarterly reporting and annual reporting through the use of iTrade and CTI Examiner to determine compliance with reporting requirements.

●	The CCO will approve Access Persons participation on insolvent issuer’s creditors’ committee.

●	The CCO will approve exceptions to the Code.

●	Compliance will determine if additional approval, reporting or disclosure is required due to Employee outside activities reporting.

Detective Control Procedures:

●	Compliance conducts additional monitoring when an Access Person is in receipt of Material Non-Public Information.

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●	Compliance conducts quarterly review of Employee trading of U.S. Bancorp restricted stock and options transaction in conjunction with timing of U.S. Bancorp news releases.

●	Compliance monitors pre-clearance requirements through the use of iTrade and CTI Examiner reports.

●	Compliance conducts additional monitoring when an Access Person is a member of an insolvent issuer’s creditors’ committee.

●	On a quarterly basis, Compliance reviews gift and entertainment reports for reasonableness, trends and compliance with reporting requirements.

●	On a quarterly basis, Compliance reports any gift and entertainment outliers to the respective senior leader.

●	Compliance monitors and reviews personal trading and reporting through the use of iTrade and CTI Examiner reports.

●	Compliance sends and reviews forms related to trading during a Blackout Period.

●	On a quarterly basis, Compliance reviews the Credit and Investment Departments meeting log and compares to personal trading transactions around meeting dates that may be indicative of insider trading.

●	On a quarterly basis, Compliance reviews the Credit and Investment Departments meeting log and compares to client trading transactions in CRIMS in order to identify transactions around meeting dates that may be indicative of insider trading.

Corrective Control Procedures:

●	Quarterly or sooner, depending on the circumstances, violations of the Code will be reported to the CCO, USBAM senior management and the Board.

●	Compliance will help determine the actions taken as the result of a violation of the Code or Federal Securities Laws.

●	Compliance will help determine if additional reporting or disclosure is required as the result of a violation of the Code or Federal Securities Laws.

●	Compliance will report gift and entertainment activity by senior financial officers (i.e. Fund president, Fund treasurer and Fund assistant treasurer) that has a value exceeding $200 per person to the Board at or before the next regularly scheduled meeting of the Board.

●	The Board will review and approve changes to the Code no later than six months after adoption of material changes.

●	The CCO will provide the Board a written certification required by Rule 17j-1(c)(1)(ii) at least annually.

11.	VIOLATIONS AND SANCTIONS:

The Code supports our commitment to an ethical work place and is an integral element of the control environment required under Federal Securities Laws. Access Persons are required to promptly report the following to Compliance:

●	Any violation of the Code

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●	Any issue that an Access Person believes should be reviewed by Compliance to determine whether it meets the statutory definition of a material compliance matter (a matter about which USBAM’s management or the Board would reasonably need to know to oversee compliance)

●	Any violation of Federal Securities Laws

Retaliation of Reporting Violations. The Advisor will not tolerate any form of retaliation against a person who in good faith reports a violation or suspected violation of Federal Securities Laws or of the Code.

Sanctions. Failure of Access Persons to comply with the Code and Federal Securities Laws may lead to disciplinary action. In considering actions to enforce the Code, Compliance, Legal and USBAM senior management and in certain instances, the Board and U.S. Bank Human Resources, will consider the relevant facts and circumstances of the incident and the Access Person’s prior record of compliance.

Violations of this Code and/or Federal Securities Laws may result in one or more of the following:

●	Oral reprimand

●	Letter of censure

●	Disgorgement of profits or fines

●	Termination of personal trading privileges

●	Reduction in salary or position

●	Suspension without pay

●	Termination of employment

●	Referral to appropriate government agency

●	Civil and/or criminal penalties from government agencies including FINRA (for licensed individuals) and the SEC. This could include fines, suspension from the industry and/or imprisonment.

Violators will be required to pay any remuneration resulting from a Code violation by an Immediate Family Member.

Sanctions imposed under this Code do not preclude additional sanctions being imposed by the Board and cannot be deemed as a waiver of rights by any Client or Fund shareholder.

Policy Owner

CCO

Responsible Parties

Compliance Department

Related Policies

Code of Ethics - Fund

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Form N-CSR

Related Disclosures

None

12.	POLICY SPECIFIC TERMS:

Access Person(s)	Any Employee or contractor/consultant/temporary employee on assignment for four weeks or longer or exceeding eight weeks over a twelve-month period. Access Persons also includes the Funds’ president, treasurer, assistant treasurer and all other Fund officers as well as USBAM officers and directors.

Automatic Investment Plan	An investment plan, including dividend reinvestment plans, that allows investors to contribute funds to an investment account in regular pre-determined intervals. Payment can be deducted from an individual’s paycheck or paid out from a personal account.

Blackout Periods	Access Persons may not buy or sell any Security on the same business day as any Client.

Conflicts of Interest	A situation in which financial or other personal considerations may adversely affect, or have the appearance of adversely affecting, an Access Person’s professional judgment in exercising any duty or responsibility.

Control	The power to exercise a controlling influence over the management or policies of a company. Beneficial ownership of more than 25% of the voting securities of a company is presumed to indicate “Control” of that company.

Discretionary Account(s)	Accounts where full investment authority has been granted to a third party via a contract or agreement between the Access Person and such third party.

Exempt Security or Securities	Securities that do not need to be pre-cleared or reported and are exempt from Blackout Periods under this Code. Examples of Exempt Securities are:

●	Direct obligations of the Government of the United States

●	Bankers’ acceptances, bank certificates of deposit,

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commercial paper
●	High-quality short-term debt instruments including repurchase agreements

●	Shares issued by open-end funds

Federal Securities Laws	As defined in the adopting release for Rule 38a-1 and Rule 206(4)-7, Federal Securities Laws means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Company Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to the Funds, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Government Entity	Any state or political subdivision of a state, including any agency, authority or instrumentality of the state or political subdivision; a plan or pool of assets controlled by the state or political subdivision or any agency, authority or instrumentality thereof; and any officer, agent, or employee of the state or political subdivision or any agency, authority, or instrumentality thereof, acting in their official capacity.

Government Official	An elected or appointed official at the U.S. federal, state, or local level of government, or a candidate for such office, or any other official or employee of the federal, state, or local legislature, executive branch agency, or other government agency, commission, board, authority, public fund, public educational institution, or any other governmental or quasi-governmental entity.

Immediate Family Members	Includes family sharing the same household (spouse, child, adult child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships) or other persons by reason of any contract, arrangement, understanding.

Material Non-Public Information	Non-public information that is likely to affect the market price of any Security, or is likely to be considered important by reasonable investors in deciding whether to trade the Security. Information is not considered “public” unless it has been reported in the news media, revealed by the issuer in a public forum, discussed in a publicly disseminated research report or otherwise made publicly available.

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Reportable Account(s)	Any account holding Securities in which the Access Person has a beneficial interest as a result of direct or indirect financial interest or direct or indirect control. In addition, persons should consider themselves to have beneficial interest of any account held by Immediate Family Members, other persons by reason of any contract, arrangement, understanding or relationship that provides them with sole or shared voting or investment power over that account.

Reportable Accounts could include trust accounts, accounts with securities pledged as collateral for a loan, general or limited partnership or accounts owned by a corporation in which the Access Person has or shares investment control over the account.

Security or Securities	Includes all the instruments set forth in Section 2(a)(36) of the Company Act, i.e., any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, brokered or brokerage certificates of deposit, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘Security’ or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Securities shall also include any futures contract, option on a futures contract, forward agreement, SWAP agreement (including caps, floors, and collars), and any other derivative instrument.

Does not include checking and other demand or time deposits maintained at a bank or similar financial institution.

13.	GLOSSARY OF FUND AND ADVISOR STANDARD TERMS:

Advisers Act	Investment Advisers Act of 1940, as amended

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Advisor or USBAM	U.S. Bancorp Asset Management, Inc.

Board	First American Funds, Inc. Board of Directors

CCO	Chief Compliance Officer of USBAM and First American Funds

Client(s)	Money Market Funds and Institutional Advisory Clients

Company Act	Investment Company Act of 1940, as amended

Compliance or

Compliance Department	USBAM Compliance

Contractor(s)	Consultants and temporary or contract employees

CRIMS	Charles River Investment Management System

Employee(s)	An individual employed by USBAM or an individual employed by another U.S. Bancorp business line that directly services USBAM

Exchange Act	Securities Exchange Act of 1934, as amended

FINRA	Financial Industry Regulatory Authority

First American Funds, Fund(s) or	Each series of First American Funds, Inc. whether

Money Market Funds	now existing or organized in the future

ICCC	Internal Compliance Controls Committee

IMA	Investment Management Agreement

Institutional Advisory Client(s)	All clients other than the Money Market Funds whose portfolios are managed by USBAM pursuant to an investment management agreement or the equivalent

IPC	Investment Practices Committee

Legal or Legal Department	USBAM Legal

NAV	Net asset value

PORTIA	Portfolio Reporting Trading and Investment Analysis System

Quasar	Quasar Distributors, LLC – principal underwriter/distributor of First American Funds

SEC or Commission	U.S. Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

SMCA	Separately Managed Collateral Account

USBGFS	U.S. Bancorp Global Fund Services, LLC

EXHIBIT 1

CODE OF ETHICS CONTACT LIST

Please contact the following people with any questions concerning the Code:

USBAM.Code.of.Ethics@usbank.com

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Craig Jensen, Compliance Analyst: 612-303-3677; Fax 612-303-4362

Julie Barton, Compliance Manager: 612-303-7623; Fax 612-303-4362

Jacqueline Korus, Compliance Manager: 612-303-3441; Fax 612-303-4362,

Please contact the following people regarding insider trading:

Ruth Mayr, Chief Compliance Officer: 612-303-4096

Julie Barton, Compliance Manager: 612-303-7623

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